COMMUNITY FINANCIAL CORPORATION

June 25, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Community Financial Corporation, we cordially invite you to attend the annual meeting of Community Financial Corporation stockholders. The meeting will be held at 6:30 p.m., local time, on July 25, 2007, at our executive offices located at 38 North Central Avenue, Staunton, Virginia 24401. The annual meeting will include management's report to you on our fiscal year 2007 financial and operating performance.

The matters expected to be acted upon at the meeting are described in the accompanying notice of annual meeting of stockholders and proxy statement. An important aspect of the annual meeting process is the annual stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process.

Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save Community Financial additional solicitation expenses and will ensure that your shares are represented at the annual meeting.

On behalf of your Board of Directors and management, I want to thank you for your attention to this important matter and express my appreciation for your confidence and support.

Very truly yours,

James R. Cooke, Jr., D.D.S.
Chairman of the Board

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COMMUNITY FINANCIAL CORPORATION
38 North Central Avenue
Staunton, Virginia 24401
(540) 886-0796

___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 25, 2007
___________________________________________________

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Community Financial Corporation will be held at our executive offices located at 38 North Central Avenue, Staunton, Virginia 24401, on July 25, 2007, at 6:30 p.m., local time.

At the annual meeting, stockholders of Community Financial will be asked to consider and vote on the election of two directors, each for a term of three years. Your Board of Directors recommends that you vote "FOR" each of the director nominees identified in the attached proxy statement.

Stockholders also will transact any other business that may properly come before the annual meeting and any adjournments thereof. As of the date of this proxy statement, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on May 31, 2007, as the record date for the annual meeting. This means that stockholders of record at the close of business on that date are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

The annual report to stockholders, which is not a part of the proxy soliciting materials, accompanies this notice of annual meeting of stockholders, proxy statement and form of proxy, which is first being mailed to stockholders on or about June 25, 2007.

To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

Thank you for your continued interest and support.

By Order of the Board of Directors

/s/ Ramona W. Savidge

Ramona W. Savidge
Corporate Secretary

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Community Financial Corporation
38 North Central Avenue
Staunton, Virginia 24401
(540) 886-0796
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF STOCKHOLDERS
To be held on July 25, 2007
____________________

INTRODUCTION

The Community Financial Corporation Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Community Financial Corporation for use at Community Financial Corporation's annual meeting of stockholders and any adjournments thereof. The notice of annual meeting of stockholders, this proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 25, 2007. References to Community Financial, the Company, we, us and our refer to Community Financial Corporation, and as the context requires, Community Bank. Community Bank is the wholly-owned subsidiary of Community Financial.

INFORMATION ABOUT THE ANNUAL MEETING

What is the Date, Time and Place of the Annual Meeting?

Our annual meeting will be held as follows:

Date:	July 25, 2007
Time:	6:30 p.m., local time
Place:	Executive Offices of Community Financial 38 North Central Avenue Staunton, Virginia 24401

What Matters Will Be Considered at the Annual Meeting?

At the annual meeting, stockholders of Community Financial are being asked to consider and vote upon the election of two directors, each for a term of three years. The stockholders also will transact any other business that may properly come before the annual meeting and any adjournments thereof. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Who is Entitled to Vote?

The Board of Directors has fixed the close of business on May 31, 2007, as the record date for the annual meeting. Only stockholders of record of Community Financial common stock on that date are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof. Each stockholder of record on May 31, 2007, will be entitled to one vote for each share of Community Financial common stock held. On May 31, 2007, there were 4,295,732 shares of Community Financial common stock issued and outstanding and entitled to vote at the annual meeting.

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What If My Shares Are Held in "Street Name" by a Broker, Bank or other Nominee?

If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee, your nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee may nevertheless vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items, pursuant to current industry practice. The election of directors is considered a "discretionary" item.

How Will My Shares of Common Stock Held in Community Financial's Employee Stock Ownership and 401(k) Profit Sharing Plan Be Voted?

We maintain an Employee Stock Ownership and 401(k) Profit Sharing Plan ("KSOP") which owns approximately 5.7% of Community Financial's common stock. Each plan participant instructs the trustee of the plan how to vote the shares of Community Financial common stock allocated to his or her account under the plan. If a plan participant properly executes the voting instruction card distributed by the plan trustee, the plan trustee will vote such participant's shares in accordance with his or her instructions. Where properly executed voting instruction cards are returned to the plan trustee with no specific instructions as how to vote at the annual meeting or if the plan participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock allocated to his or her KSOP account, then in each case the plan trustee will vote those shares "FOR" each of management's director nominees.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Community Financial common stock outstanding on the record date will constitute a quorum. Broker "non-votes" will be included in determining the presence of a quorum at the annual meeting but are not considered present for purposes of voting on the non-discretionary items.

What If a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

What Vote Is Required for the Election of Directors?

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Community Financial common stock. This means that the two director nominees with the most affirmative votes will be elected to fill the available seats. With respect to the election of directors, stockholders may vote either "for" or "withheld." Checking the box "withheld" on the proxy card is the equivalent of abstaining from voting on the election of directors and will have no effect on the vote. If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote for the election of directors on your proxy card. Your Board of Directors unanimously recommends that you vote "FOR" election of each of management's director nominees.

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How Do I Vote at the Annual Meeting?

You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. See "How to Revoke Your Proxy" below.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will be voted in accordance with the Community Financial Board's recommendation "FOR" the election of each director nominee.

The persons named in the proxy will have the discretion to vote on any other business properly presented for consideration at the annual meeting in accordance with their best judgment. As of the date of this proxy statement, we are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement and the notice of annual meeting of stockholders accompanying the proxy statement.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote. Please sign and return each proxy card you receive.

May I Revoke My Proxy?

If you are the stockholder of record, you may revoke your proxy before it is voted by:

  submitting a new proxy with a later date;

  notifying the Corporate Secretary of Community Financial in writing before the annual meeting that you have revoked your proxy, or voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from the nominee and a letter indicating that you were the beneficial owner of Community Financial common stock on May 31, 2007, the record date for voting at the annual meeting.

Proxy Solicitation Costs

Community Financial will pay the costs of soliciting proxies. Community Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Community Financial common stock. In addition to solicitation by mail, directors, officers and employees of Community Financial may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

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STOCK OWNERSHIP OF COMMUNITY FINANCIAL
CORPORATION COMMON STOCK

Stock Ownership of Directors and Executive Officers

The following table presents information regarding the beneficial ownership of Community Financial common stock as of March 31, 2007, by:

  those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than five percent of the outstanding common stock of Community Financial.

  each director and director nominee of Community Financial;

  each named executive officer of Community Financial set forth in the "Summary Compensation Table" herein; and

  all of the executive officers and directors of Community Financial as a group.

The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each beneficial owner named in the table, except where otherwise indicated, is the same address as Community Financial. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Community Financial.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2007, there were 4,295,732 shares of Community Financial common stock outstanding.

	Amount and Nature of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)(3)	Percent of Class
Community Financial Employee Stock Ownership and 401(k) Profit Sharing Plan	246,882	5.7%
P. Douglas Richard, President and Chief Executive Officer and Director	107,461	2.5%
James R. Cooke, Jr., D.D.S., Chairman of the Board and Director(4)	84,456	2.0%
Jane C. Hickok, Vice Chairman of the Board and Director Nominee	160,140	3.7%
Charles F. Andersen, M.D., Director	98,680	2.3%
Charles W. Fairchilds, Director	25,420	*
Dale C. Smith, Director and Director Nominee(5)	107,700	2.5%
Morgan N. Trimyer, Jr., Director	24,900	*
R. Jerry Giles, Senior Vice President and Chief Financial Officer(6)	88,062	2.0%

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	Amount and Nature of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)(3)	Percent of Class
Chris P. Kyriakides, Senior Vice President/Regional President(7)	65,862	1.5%
Norman C. Smiley, III, Senior Vice President	58,335	1.3%
Benny N. Werner, Senior Vice President	56,835	1.3%
All directors and executive officers of Community Financial as a group (11 persons)	877,851	19.1%
______________________
(1)	Includes shares of Community Financial common stock held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares of common stock the group member may be deemed to have sole or shared voting and/or investment powers.
(2)	Includes shares of common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days after March 31, 2007, pursuant to the exercise of stock options, as follows: Mr. Richard, 77,000 shares; Dr. Cooke, 14,000 shares; Mrs. Hickok, 8,000 shares; Dr. Andersen, 14,000 shares; Mr. Fairchilds, 14,000 shares; Mr. Smith, 12,700 shares; Mr. Trimyer, 23,000 shares; Mr. Giles, 46,000 shares; Mr. Kyriakides, 44,000 shares; Mr. Smiley, 48,000 shares; Mr. Werner, 47,000 shares; and all directors and executive officers as a group, 347,700 shares.
(3)	Includes shares of common stock held by the KSOP that have been allocated to accounts of the following individuals: Mr. Richard, 7,730 shares; Mr. Giles, 5,402 shares; Mr. Kyriakides, 1,662 shares; Mr. Smiley, 5,935 shares; Mr. Werner, 6,435 shares; and all directors and executive officers as a group, 27,164 shares. Pursuant to the terms of the KSOP, each individual has the right to direct the voting of the shares of common stock allocated to his account.
(4)	As part of a Separation and Settlement Agreement dated March 16, 2000 (the "Agreement"), and finalized May 5, 2000, Dr. Cooke received an irrevocable proxy to vote 100,000 shares of Community Financial common stock. Thus, Dr. Cooke may be deemed to have sole voting power, but no investment power with respect to the 100,000 shares of Community Financial common stock covered by the irrevocable proxy.
(5)	Includes 24,300 shares of common stock held by Mr. Smith's spouse and 5,754 shares pledged for an obligation.
(6)	Includes 2,000 shares of common stock held by Mr. Giles' spouse.
(7)	Includes 18,000 shares pledged to secure an obligation.

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ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.

The table below sets forth information regarding our Board of Directors, including their age, position with Community Financial and term of office. The "Director Since" column includes service on the Board of Directors of Community Bank as well as service on Community Financial's Board of Directors.

The Board of Directors selects nominees for election as directors, based on the recommendation of the Nominating Committee. Jane C. Hickok and Dale C. Smith have each been nominated for re-election to the Board of Directors for a three year term. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends you vote "FOR" each of management's director nominees.

Name	Age	Position(s) Held	Director Since	Term Expires
Director Nominees for Terms to Expire at the 2010 Annual Meeting
Jane C. Hickok	70	Vice Chairman of the Board	1983	2010
Dale C. Smith	68	Director	1980	2010
Continuing Directors
James R. Cooke, Jr., D.D.S.	69	Chairman of the Board	1984	2009
P. Douglas Richard	63	President and Chief Executive Officer	2000	2009
Morgan N. Trimyer, Jr.	64	Director	2000	2009
Charles F. Andersen, MD	65	Director	1990	2008
Charles W. Fairchilds	59	Director	1996	2008

Set forth below is the principal occupation of each director and director nominee of Community Financial. All directors and nominees have held their present positions for at least five years, unless otherwise indicated.

Jane C. Hickok. Mrs. Hickok was elected Vice Chairman of the Board in October 1994. She retired as President and Chief Executive Officer of Community Bank in October 1994 after serving since 1984. Mrs. Hickok also retired as President and Chief Executive Officer of Community Financial in January 1995, but continues to serve as a director of Community Financial and Community Bank. Mrs. Hickok was elected as a director of Community Bank in 1983 and as a director of Community Financial in 1990 when it became the holding company of Community Bank.

Dale C. Smith. Mr. Smith was the General Manager and Chief Executive Officer of Augusta Cooperative Farm Bureau, a farm supply and retail store, for thirty-nine years until his retirement September 1, 2002.

James R. Cooke, Jr., D.D.S. Dr. Cooke has been a practicing dentist in Staunton, Virginia since 1965.

P. Douglas Richard. Mr. Richard was appointed the Acting President and Chief Executive Officer of Community Financial and Community Bank on January 12, 2000, and became the President and Chief Executive Officer of Community Financial and Community Bank on April 26, 2000. He was appointed

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to the Board of Directors of Community Financial on April 26, 2000. From January 1, 1997, to January 12, 2000, Mr. Richard was a Senior Vice President of Community Bank. From December 1993 to January 1996, he was President and Chief Executive Officer of Seaboard Bancorp.

Morgan N. Trimyer, Jr. In January 2001, Mr. Trimyer joined Bankers Insurance, LLC., an insurance company located in Richmond, Virginia, as a Vice President and the Director of Marketing. Mr. Trimyer served as Vice President and Partner of Welton, Duke & Hawks, Inc., an insurance company headquartered in Portsmouth, Virginia from 1984 until January 2001. He was also Vice President of Valley Insurance Agency, Inc. located in Lexington, Virginia.

Charles F. Andersen, M.D. Dr. Andersen was an orthopedic surgeon in private practice in Waynesboro, Virginia for thirty years prior to retiring in August 2004.

Charles W. Fairchilds. Mr. Fairchilds has been the President of Allied Ready Mix Co., a concrete company located in Waynesboro, Virginia since 1987.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors of Community Financial has determined that all of its directors, with the exception of P. Douglas Richard, the Company's President and Chief Executive Officer, are "independent directors," as that term is defined by applicable listing standards of the NASDAQ Marketplace Rules and by the Securities and Exchange Commission. These independent directors are James R. Cooke, Jr., Jane C. Hickok, Charles F. Andersen, Charles W. Fairchilds, Dale C. Smith and Morgan N. Trimyer, Jr.

The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. As required by the NASDAQ Marketplace Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and its management.

Board Meetings and Committees

The Board of Directors of Community Financial and Community Bank, its wholly-owned operating subsidiary, generally meet monthly. During fiscal 2007, each Board held 12 meetings. During fiscal 2007, no director attended less than 75% of the Community Financial Board meetings, Community Bank Board meetings and any committees thereof on which he or she served.

The Community Financial Board of Directors' principal standing committees during fiscal 2007 were the Audit, Compensation/Benefits and Nominating Committees. Information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during fiscal 2007 is set forth below.

Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to

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Community Financial specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors, and for the review and approval, on an ongoing basis, of all related party transactions for potential conflict of interest situations. The Audit Committee Report appears on page 20 of this proxy statement.

The current members of the Audit Committee are James Cooke, Jane Hickok (Chair), Dale Smith and Charles Fairchilds. All members of the Audit Committee (i) are independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules; (ii) meet the criteria for independence set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of Community Financial or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Jane C. Hickok and Charles W. Fairchilds each have past employment experience in finance or accounting and/or requisite professional certification in accounting that results in their financial sophistication. The Board of Directors has determined that Jane Hickok meets the requirements adopted by the SEC for qualification as an "audit committee financial expert." During 2007, the Audit Committee held four meetings.

Compensation/Benefits Committee. The Compensation/Benefits Committee operates under a formal written charter adopted by the Board of Directors. The Company's Compensation/Benefits Committee and the Bank's Compensation Committee, which have identical membership, are collectively responsible for determining compensation to be paid to the Bank's officers and employees, which are based on the recommendation of supervisors, including the President and Chief Executive Officer. President Richard is not present during voting or deliberations concerning his compensation. The Company's Compensation\Benefits Committee is responsible for administering our stock option and incentive plan and our recognition and retention plan, and reviews overall compensation policies for the Company and the Bank. Community Financial currently does not pay any salaries to its officers or employees since its principal activity is its ownership of Community Bank. See also "Compensation of Executive Officers — Compensation Discussion and Analysis" for information regarding the role of executive officers in recommending the amount or form of executive compensation.

The current members of the Compensation/Benefits Committee are James Cooke, Jane Hickok (Chair), Charles Fairchilds, Dale Smith and Morgan Trimyer. All members of the Compensation/Benefits Committee are independent as defined under the NASDAQ Marketplace Rules. During 2007, the Compensation Committee held one meeting.

Nominating Committee. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Nominating Committee is responsible for identifying individuals qualified to serve as board members and recommending to the Board of Directors the director nominees for election or appointment to the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee.

The Nominating Committee recommends candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's articles of incorporation, bylaws and charter, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

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Nominations, other than those made by the Board of Directors after its review of the recommendations of the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.6 of the Company's bylaws. In general, to be timely, a stockholder's notice must be received by the Company not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting; however, if less than 70 days' notice of the date of the scheduled annual meeting is given by the Company, the stockholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The stockholder's notice must include the information set forth in Article I, Section 1.6.C of the Company's bylaws, which includes the following:

  as to each person whom a stockholder proposes to nominate for election as a director:

    all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as a director or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

  as to the stockholder giving the notice:

    name and address of the stockholder as they appear on the Company's books;

    number of shares of the Company's common stock beneficially owned by the stockholder.

The foregoing description is a summary of the Company's nominating process. Any stockholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company's articles of incorporation and bylaws, and Virginia law. The current members of the Nominating Committee are Charles Andersen, James Cooke (Chair), Charles Fairchilds, Jane Hickok, Dale Smith and Morgan Trimyer. All members of the Nominating Committee are independent as defined in the NASDAQ Marketplace Rules. The Nominating Committee met one time during fiscal 2007.

Committee Charters. The full responsibilities of the Audit, Compensation/Benefits and Nominating Committees are set forth in their charters, which are posted in the Investor Information section of our website at www.cbnk.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including directors, officers and employees of our subsidiaries and affiliates. Our Code of Business Conduct and Ethics is posted in the Investor Information section of our website at www.cbnk.com.

Stockholder Communications with Directors

Stockholders may communicate directly with the Board of Directors, or any individual Board member, by sending written communications to the Company, addressed to the Chairman of the Board or such individual Board member.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our directors attended last year's annual meeting of stockholders.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation/Benefits Committee, consisting of solely independent directors, reviews the compensation, including salaries, bonuses, employee benefits, policies, practices and programs, for the Company's executive officers. The Committee evaluates the performance of the Company's CEO, and with the assistance of the CEO, the performance of the other executive officers.

Our intent is to offer compensation packages that will attract, retain and reward high quality personnel for our organization. We want to provide our employees with incentives that will insure their interests are compatible with the long and short term goals and objectives of the organization as a whole. Our compensation program is designed to promote loyalty and longevity among employees using a combination of cash and stock, as well as retirement benefits tied to vesting periods. Our goal is to reward excellent performance to ensure the continued profitability and success of our company.

We use a number of resources to determine that our salaries are competitive. These include various surveys preformed by state and national trade organizations as well as the review of proxy material of organizations competing in our markets. When reviewing this material, asset size and geographical location are taken into consideration. In 2004 an outside consultant, Clark Consulting, was engaged to conduct an executive compensation survey and we have adjusted this information for inflation and market changes over the ensuing three years. We consider market pay practices and practices of peer companies in determining amounts to be paid. Compensation opportunities for our executive officers are designed to be competitive with our peer group. Our peer group generally includes companies from the banking and financial services industry in which we compete, particularly financial institutions and financial institution holding companies of similar asset size ($300 million to $499 million) and those located in the Mid-Atlantic Region and specifically in Virginia. This information is used to determine our competitive position among similar companies in the marketplace, and to assist us in setting our targeted pay at the desired range relative to our peers.

The following is a discussion of the components currently included in our compensation package and how we determined the amounts to pay to the named executive officers:

Salary: Many factors are considered in determining the salaries for each of the executive officers. Each executive's salary is based on his individual duties and responsibilities, and his performance during the preceding year. Performance evaluations are preformed annually and include efficiency in performing duties, regulatory examination results, leadership skills, personal qualities and achievements during the year.

Decisions to adjust compensation materially from the prior period are influenced by some or all of the following:

    The overall performance of the Company as related to market conditions during the fiscal year under consideration.

    The Company's core profitability and return on average equity as compared with the Company's Budget and Business Plan.

    Consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, the overall growth of the Company, the improvement in book value per share, the improvement in earnings per share, the level of nonperforming loans and real estate owned, employee retention and other objectives as may be established by the Board of Directors.

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    The CAMEL rating received from the Office of Thrift Supervision.

    The compensation and benefit levels of comparable positions in peer group institutions.

The Committee, after reviewing the operating results compared to the aforementioned criteria, determined to set base salaries for the executive officers for fiscal 2007 between the median and 75th percentile of base salaries for similar positions found in our peer group. The base salaries for our executives were set for each position according to demand for the position in the marketplace, needs of our organization, experience and relationship to competitive market data.

Bonuses: In order to align our executive officers with the goals of the organization as a whole, we pay cash bonuses based upon our annual operating results and individual performance. Although the Compensation/Benefits Committee's decisions are discretionary and no specific goals are set, the general factors that are used to determine bonuses are the individual's contributions to the company's success since the executive's last evaluation and the individual's capacity to meet future needs. No particular weightings of the factors are used to calculate bonuses. With respect to the bonuses paid in 2007, the Committee considered the relatively flat level on income before taxes compared to the previous fiscal year, together with the economic environment in which the organization has been operating during the year. As a result, bonuses were awarded in 2007 at a much lower level than in previous years.

Stock options: Long-term incentive compensation in the form of stock options has been used by the Compensation/Benefits Committee to reward the performance of senior executives from time to time. Stock options offer the recipient the possibility of future gains, depending on the long-term price appreciation of the Company's common stock. The equity component of the executive's compensation is also intended to further align the executive's interests with the interests of Community Financial's stockholders. There were no options granted during the year. Several factors were considered in this decision. Although the company's operating results were considered good in light of the interest rate environment, they did not compare to the record earnings the company has enjoyed in recent years. This, together with the Committee's reluctance to incur additional expense associated with the granting of stock options, resulted in the Committee's decision.

Pension Plan: The Committee feels that it is important to provide assistance to our employees in meeting their personal post-retirement income requirements. The Company's subsidiary, Community Bank, has a noncontributory defined benefit pension plan covering substantially all of the employees of the Company and the Bank who have met minimum service requirements. Additional information regarding our pension plan is set forth on page 14 of this proxy statement.

401(k) and Employee Stock Ownership Plan. To supplement the pension plan the Company sponsors a 401(k) and Employee Stock Ownership Plan, or KSOP, in which all of our full-time employees are eligible to participate. The purpose of this plan is to provide an additional incentive for our employees to save for their retirement on a tax-deferred basis. The 401(k) portion of the KSOP provides for matching contributions by the Company equal to 50% of the first 12% of salary contributions made by the employee. Executive officers participate in the KSOP on the same basis as other eligible employees. The KSOP also assists the Company and the Bank in recruitment and retention of employees. No additional contributions under the ESOP portion of the KSOP have been made by us as all shares are fully allocated.

Retirement Agreements: In 2003, the Board engaged Clark Consulting to review executive retirement benefits being paid by the Company and the Bank to its executive officers. As a result of their findings, the Bank entered into Salary Continuation Agreements with Messrs. Richard, Kyriakides, Giles, Smiley and Werner. These agreements are designed to provide the executive officers with additional incentives to further the Company's growth and development and as an inducement to remain in its service. Additional information regarding the Salary Continuation Agreements is set forth on page 14 of this proxy statement.

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Employment and Change of Control Agreements: Community Bank currently has an employment agreement with Mr. Richard, for his services as President and Chief Executive Officer of Community Bank, and Mr. Kyriakides, for his services as Senior Vice President and Regional President for the Hampton Roads market. The Company also has Change of Control Agreements with each of Messrs. Richard, Kyriakides, Giles, Smiley and Werner. The Committee believes that these agreements are an important part of the overall compensation arrangement for the named executive officers. The Committee believes that these agreements will help to secure the continued employment and dedication of the named executive officers, and ameliorate concerns that they might have regarding their continued employment prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device in order to be competitive with our peers.

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to us by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended March 31, 2007. We refer to the officers listed in the table below as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
P. Douglas Richard President and CEO of the Company and the Bank	2007	$245,000	$17,000	---	---	$217,974	$10,000	$489,974
Chris P. Kyriakides SVP of the Company and the Bank; Regional President of the Bank	2007	$140,800	$10,000	---	---	$15,548	$5,913	$172,261
R. Jerry Giles SVP and CFO of the Company and the Bank	2007	$126,500	$10,000	---	---	$58,243	$7,813	$202,556
Benny N. Werner SVP of the Company and the Bank	2007	$124,300	$10,000	---	---	$46,379	$7,720	$188,399
Norman C. Smiley, III SVP of the Company and the Bank; Chief Lending Officer of the Bank	2007	$136,000	$10,000	---	---	$17,340	$5,737	$169,077

(1)	Reflects the increase during fiscal 2007 in actuarial present values of each executive officer's accumulated benefits under the Company's pension plan and salary continuation agreements. See "- Retirement Benefits" below.
(2)	Reflects the Bank's matching contribution under the 401(k) and employee stock ownership plan.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards held by the named executive officers that were outstanding as of March 31, 2007. There were no other equity awards held by the named executive officers at March 31, 2007. All of the option awards set forth in the table below were immediately exercisable by the recipient upon grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

P. Douglas Richard	8,000	---	$ 7.500	03/15/2008
	10,000	---	4.875	02/21/2010
	10,000	---	4.815	05/01/2010
	12,000	---	4.815	03/27/2011
	8,000	---	5.565	03/27/2012
	4,000	---	7.430	03/16/2013
	15,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016

Chris P. Kyriakides	8,000	---	$ 7.500	03/15/2008
	4,000	---	4.875	03/21/2010
	6,000	---	4.815	03/27/2011
	4,000	---	5.565	03/27/2012
	2,000	---	7.430	03/16/2013
	10,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016

R. Jerry Giles	10,000	---	$ 7.500	03/15/2008
	4,000	---	4.875	03/21/2010
	6,000	---	4.815	03/27/2011
	4,000	---	5.565	03/27/2012
	2,000	---	7.430	03/16/2013
	10,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016

Benny N Werner	13,000	---	$ 7.815	05/17/2008
	8,000	---	5.405	09/21/2008
	10,000	---	4.815	03/27/2011
	4,000	---	5.565	03/27/2012
	2,000	---	7.430	03/16/2013
	10,000	---	9.400	12/16/2013
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016

Norman C. Smiley	8,000	---	$ 7.500	03/15/2008
	4,000	---	4.875	03/21/2010
	4,000	---	5.565	03/27/2012
	2,000	---	7.430	03/16/2013
	10,000	---	9.400	12/16/2013
	10,000	---	4.815	03/28/2011
	6,000	---	11.220	03/23/2015
	4,000	---	10.900	03/22/2016

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Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended March 31, 2007 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

P. Douglas Richard	18,000	$117,450	---	---
Chris P. Kyriakides	18,000	117,450	---	---
R. Jerry Giles	---	---	---	---
Benny N. Werner	3,000	12,255	---	---
Norman C. Smiley, III	---	---	---	---

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Retirement Benefits

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

Tax-Qualified Pension Plan. The Company's subsidiary, Community Bank, has a noncontributory defined benefit pension plan ("Pension Plan") covering substantially all of the employees of the Company and the Bank who have met minimum service requirements, excluding hourly employees. Compensation covered by the Pension Plan includes base earnings plus amounts deferred at the election of the employee under the Company's KSOP, but excludes commissions, bonuses, overtime and amounts paid with respect to non-qualified deferred compensation plans, if any. The benefits under this Pension Plan are not subject to Social Security or other offsets.

Salary Continuation Agreements. The Bank entered into Salary Continuation Agreements, effective January 1, 2004, with each of the named executive officers. Benefits will generally commence upon the later of the executive reaching normal retirement age (age 62 for Mr. Richard and age 65 for the other named executive officers) or the executive's termination of service, at a benefit level equal to between 20% to 30% of his final annual cash compensation, and will be paid for a period of 15 years, except in the case of an executive's voluntary termination of employment prior to reaching normal retirement age. In the event of an executive's voluntary termination of employment prior to reaching normal retirement age, the Company will pay the executive a single lump sum payment based on the accrued balance in the executive's account within 30 days following such termination. Benefits payable under these agreements are unfunded, unsecured obligations of the Bank. The cost of benefits payable under the retirement agreements are expected to be offset by the earnings on life insurance purchased by the Bank.

The assumptions used in determining the present value of accumulated service in the table below are referenced in Note 13 to our audited financial statements contained in the Annual Report to Stockholders accompanying this proxy statement.

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Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Service ($)	Payments During Last Fiscal Year ($)
P. Douglas Richard	Pension Plan	10	$204,859	---
	Salary Continuation Agreement	3	410,798	---
Chris P. Kyriakides	Pension Plan	10	36,902	---
	Salary Continuation Agreement	3	17,634	---
R. Jerry Giles	Pension Plan	13	115,086	---
	Salary Continuation Agreement	3	87,195	---
Benny N. Werner	Pension Plan	9	68,806	---
	Salary Continuation Agreement	3	78,322	---
Norman C. Smiley, III	Pension Plan	11	37,078	---
	Salary Continuation Agreement	3	17,890	---

Employment and Change of Control Agreements with Named Executive Officers

Employment Agreements. Community Bank currently has an employment agreement with Mr. Richard, for his services as President and Chief Executive Officer of Community Bank, and Mr. Kyriakides, for his services as Senior Vice President of Community Bank and President of the Hampton Roads Region of Community Bank. Each executive's employment agreement expires on March 31, 2009, and provides for an annual base salary of not less than his annual base salary for the prior year. The agreements provide for annual extensions, beginning on March 31, 2008, and on each anniversary date thereafter, of one year in addition to the then-remaining term, subject to a formal performance evaluation of the executive and approval of the one year extension by the Bank's board of directors. Messrs. Richard and Kyriakides are also entitled to participate (i) in performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors and (ii) employee benefit and welfare programs applicable to executive officers. The agreements provide for termination of the executive upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by Office of Thrift Supervision regulations.

In the event Mr. Richard is terminated without cause or resigns for good reason, he will receive, as liquidated damages, the greater of (i) 1.5 times the total cash compensation paid or payable to him during the 12 full consecutive months immediately preceding the effective date of his termination of employment or (ii) the salary due to him for the remaining term of his agreement. Mr. Kyriakides, if he is terminated without cause or resigns for good reason, is entitled to receive for 12 months following the date of his termination, an amount equal to his annual base salary under his agreement. In addition, Community Bank also shall maintain in full force and effect for the continued benefit of each executive for 12 months following the effective date of his termination or resignation, as the case may be, at no cost to him, substantially the same health and other benefits available to him in effect immediately prior to such termination. The foregoing payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, Messrs. Richard and Kyriakides from another employer during the period they are receiving post-termination compensation benefits from Community Bank.

In the event Messrs. Richard's or Kyriakides' employment is terminated in connection with or following a "change in control" (as defined in their change of control agreements with the Corporation), then the executive will be entitled to receive, in lieu of the amounts described in the preceding paragraph, a cash payment in an amount not to exceed 2.99 times his "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended. The terms of the change of control agreements are set forth under "- Change of Control Agreements" below.

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Change of Control Agreements. The Corporation has a change of control agreement with each of Messrs. Richard, Kyriakides, Giles, Smiley and Werner. These agreements remain in effect until canceled by either party, upon at least 24 months prior written notice to the other party. Under these agreements, the executive generally is entitled to a change of control payment from the Company if he is terminated (or for Messrs. Richard and Kyriakides, if he resigns for good reason) within six months preceding or 24 months after a change in control (as defined in the agreements). In such an event, Mr. Richard and Mr. Kyriakides would each be entitled to receive (i) a cash payment in an amount not to exceed 2.99 times his "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended and (ii) substantially the same health and other benefits available to him in effect immediately prior to such termination at no additional cost to the executive. The foregoing payments would be in lieu of any amounts owed to Mr. Richard and Mr. Kyriakides under their employment agreements discussed above and would also be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, them from another employer during the period they are receiving post-termination compensation benefits. Messrs. Giles, Smiley and Werner, under their agreements, would each be entitled to receive a cash payment in an amount equal to 24 months of their then current salary.

All of the above payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a deduction to the Corporation or the imposition of a penalty tax on the executive.

POST-TERMINATION PAYMENTS AND BENEFITS

The following tables summarize the value of termination payments and benefits that our named executive officers would receive if they had terminated employment with the Company on March 31, 2007 under the circumstances shown. The tables exclude (i) amounts accrued through March 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal 2007, and (ii) contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers, and that are available generally to all of our salaried employees, such as vested account balances under our Pension Plan, KSOP and health and welfare benefits.

P. Doug Richard

Benefit	Termination by the Company for Cause ($)	Retirement, Death or Disability ($)	Resignation by Executive for "Good Reason" or Termination by Company without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for "Good Reason" or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Employment Agreement	---	---	$393,000(1)	---
Salary Continuation Agreement(2)	---	$78,600	78,600	$78,600
Change in Control Agreement	---	---	---	614,234(3)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Richard under this scenario. In addition to this amount, Mr. Richard would also be entitled for twelve months following the effective date of his termination or resignation ("liquidated damages period"), as the case may be, at no cost to him, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employee, (ii) a monthly car allowance of not less than $500 and (iii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $2,200 annually. These amounts are subject to offset for income earned from providing services to another company during the liquidated damages period. See "- Employment and Change of Control Agreements with named Executive Officers — Employment Agreements" above for additional information.

(2)	Reflects the annual benefit that would be payable to Mr. Richard or his beneficiary, as the case may be. The annual benefit is equal to 30% of Mr. Richard's annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing the month following Mr. Richard's termination of service with the Bank. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

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(3)	Reflects the lump sum cash amount that would be payable to Mr. Richard under this scenario. In addition to this amount, Mr. Richard would be entitled for a period ending at the earlier of one year after the effective date of his termination or the date of his full time employment by another employer, at no cost to Mr. Richard, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees, (ii) a monthly car allowance of not less than $500 and (iii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $2,200 annually. See "- Employment and Change of Control Agreements with Named Executive Officers — Change in Control Agreements" above for additional information. These benefits are subject to a maximum limitation not to exceed 2.99 times "base amount" as defined in the Internal Revenue Code of 1986, as amended.

Chris P. Kyriakides

Benefit	Termination by the Company for Cause ($)	Retirement	Death or Disability ($)	Resignation by Executive for "Good Reason" or Termination by Company without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for "Good Reason" or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Employment Agreement	---	---	---	$150,800(1)	---
Salary Continuation Agreement	---	$17,634(2)	$30,160(3)	30,160(3)	$30,160(3)
Change in Control Agreement	---	---	---	---	367,310(4)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Kyriakides under this scenario. In addition to this amount, Mr. Kyriakides would also be entitled for twelve months following the effective date of his termination or resignation ("liquidated damages period"), as the case may be, at no cost to him, to participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employee. These amounts are subject to offset for income earned from providing services to another company during the liquidated damages period. See "- Employment and Change of Control Agreements with named Executive Officers — Employment Agreements" above for additional information.

(2)	Reflects the lump sum cash amount that would be payable to Mr. Kyriakides if he retired as of March 31, 2007, based on the accrued balance in the executive's account as of that date. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

(3)	Reflects the annual benefit payable to Mr. Kyriakides or his beneficiary, as the case may be. The annual benefit is equal to 20% of Mr. Kyriakides' annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing the month following Mr. Kyriakides' 65th birthday. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

(4)	Reflects the lump sum cash amount payable to Mr. Kyriakides under this scenario. In addition to this amount, Mr. Kyriakides would be entitled for a period ending at the earlier of one year after the effective date of his termination or the date of his full time employment by another employer, at no cost to Mr. Kyriakides, to participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employees. See "- Employment and Change of Control Agreements with Named Executive Officers — Change in Control Agreements" above for additional information. These benefits are subject to a maximum limitation not to exceed 2.99 times "base amount" as defined in the Internal Revenue Code of 1986, as amended.

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R. Jerry Giles

Benefit	Termination of Service for Cause	Retirement	Involuntary Termination NOT in Connection with a Change of Control, Death or Disability ($)	Involuntary Termination 6 Months Prior or 12 Months Following a Change of Control ($)
Salary Continuation Agreement (1)	---	$87,195(1)	$34,125(2)	$ 34,125(2)
Change in Control Agreement	---	---	---	215,902(3)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Giles if he retired as of March 31, 2007, based on the accrued balance in the executive's account as of that date. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

(2)	Reflects the annual benefit that would be payable to Mr. Giles or his beneficiary, as the case may be, under these scenarios. The annual benefit is equal to 25% of Mr. Giles' annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Giles' 65th birthday or his death, which ever occurs earlier.

(3)	Reflects the lump sum cash amount that would be payable to Mr. Giles under this scenario. No change in control payment is owed if the executive is terminated for cause. See "- Employment and Change of Control Agreements with Named Executive Officers — Change in Control Agreements" above for additional information.

Norman C. Smiley, III

Benefit	Termination of Service for Cause	Retirement	Involuntary Termination NOT in Connection with a Change of Control, Death or Disability ($)	Involuntary Termination 6 Months Prior or 12 Months Following a Change of Control ($)
Salary Continuation Agreement (1)	---	$17,890(1)	$29,200(2)	$29,200(2)
Change in Control Agreement	---	---	---	238,990(3)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Smiley if he retired as of March 31, 2007, based on the accrued balance in the executive's account as of that date. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

(2)	Reflects the annual benefit that would be payable to Mr. Smiley or his beneficiary, as the case may be, under these scenarios. The annual benefit is equal to 20% of Mr. Smiley's annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Smiley's 65th birthday or his death, which ever occurs earlier.

(3)	Reflects the lump sum cash amount that would be payable to Mr. Smiley under this scenario. See "- Employment and Change of Control Agreements with Named Executive Officers — Change in Control Agreements" above for additional information.

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Benny N. Werner

Benefit	Termination of Service for Cause	Retirement	Involuntary Termination NOT in Connection with a Change of Control, Death or Disability ($)	Involuntary Termination 6 Months Prior or 12 Months Following a Change of Control ($)
Salary Continuation Agreement (1)	---	$78,322(1)	$33,575(2)	$33,575(2)
Change in Control Agreement	---	---	---	215,418(3)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Werner if he retired as of March 31, 2007, based on the accrued balance in the executive's account as of that date. See "Retirement Benefits — Salary Continuation Agreements" above for additional information.

(2)	Reflects the annual benefit that would be payable to Mr. Werner or his beneficiary, as the case may be, under these scenarios. The annual benefit is equal to 25% of Mr. Werner's annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Werner's 65th birthday or his death, which ever occurs earlier.

(3)	Reflects the lump sum cash amount that would be payable to Mr. Werner under this scenario. See "- Employment and Change of Control Agreements with Named Executive Officers — Change in Control Agreements" above for additional information.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during fiscal 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)	Total ($)
Charles F. Andersen	$12,200	---	---	---	$ 6,577	---	$18,777
James R. Cooke, Jr.	24,000	---	---	---	13,701	---	37,701
Jane C. Hickok	14,800	---	---	---	138	---	18,184
Charles W. Fairchilds	14,200	---	---	---	3,384	---	14,338
Dale C. Smith	13,200	---	---	---	11,586	---	24,786
Morgan N. Trimyer, Jr.	12,800	---	---	---	6,280	---	19,080

(1)	Includes director fees that have been deferred by the director under our director deferred compensation plan.
(1)	All amounts in this column reflect the aggregate change in actuarial present value of the named director's accumulated benefit under our director retirement plan, except for the amounts reported for Messrs. Andersen, Cooke and Fairchilds, which amounts also include above market earnings of $631, $628 and $674, respectively, on deferred compensation. Our director retirement and deferred compensation plans are described below.

Directors are not paid for services on the Board of Directors of Community Financial. We may if we believe it is necessary to attract or retain qualified directors or if it is otherwise beneficial to Community Financial, adopt a policy of paying directors for service on the Community Financial Board.

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During fiscal 2007, non-employee directors of Community Bank, other than the Chairman of the Board and the Chairman of the Audit Committee, received a director's retainer fee of $1,000 per month and a meeting fee of $200 for each committee meeting attended. The Chairman of the Board received a chairman's retainer fee of $2,000 per month. The Chairman of the Board received no additional compensation for attending committee meetings. The Chairman of the Audit Committee received a director's retainer fee of $1,000 per month and a meeting fee of $400 for each committee meeting attended. Directors who are Community Bank employees receive no extra pay for services as directors.

Directors may defer receipt of up to 100% of their retainer and meeting fees pursuant to a deferred compensation plan established by the Company. Directors who elect to defer some or all of their fees are credited at the end of each plan year with interest on their deferred account balance at an annual rate equal to 75% of the Company's return on equity for that year, compounded monthly, until reaching age 70. Upon reaching age 70, the Company will pay the director his or her deferred account balance in 60 equal monthly installments, including interest at 8%.

The Bank has entered into retirement agreements with each non-employee director. Under the terms of these agreements each non-employee director was granted an initial annual benefit of $10,800, which amount increases at 3% per year for each full year of service after January 1, 2004. The benefit accrues to the director annually until reaching age 70. In the event the director ceases to be a member of the Company's Board of Directors prior to reaching age 70, other then for death, disability, in connection with a change in control or for cause, then the director shall only be entitled to the accrued balance in the directors account as of the date of early termination. The annual benefit will generally commence upon the later of the director reaching age 70 or the director's retirement from the Board of Directors, and will be payable monthly for a period of 5 years. In the case of the director's death or disability prior to retirement, the annual benefit will commence in the month following the director's death or disability. No benefits are payable to the director under these agreements if he or she is terminated as a director for cause by stockholders. The cost of benefits payable under the retirement agreements are expected to be offset by the earnings on life insurance purchased by the Bank.

REPORT OF THE COMPENSATION/BENEFITS COMMITTEE

The Compensation/Benefits Committee has submitted the following report for inclusion in this proxy statement:

The Compensation/Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation/Benefits Committee's review of and discussion with management with respect to the CD&A, the Compensation/Benefits Committee recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for filing with the SEC.

The foregoing report is provided by the Compensation/Benefits Committee of the Board of Directors:

James R. Cooke, Jr.	Jane C. Hickok (Chair)	Charles W. Fairchilds
Dale C. Smith	Morgan R. Trimyer, Jr.

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RELATIONSHIP WITH INDEPENDENT AUDITORS

General

The Audit Committee has renewed its arrangement with Yount, Hyde & Barbour, P.C. to be its independent auditors for the fiscal year ending March 31, 2008. In making its determination to renew its arrangement with Yount, Hyde & Barbour, P.C. as the Company's independent auditors for the 2008 fiscal year, the Audit Committee considered the non-audit services that the independent auditors provided during the 2007 fiscal year and determined that the provision of these services is compatible with and does not impair the auditors' independence. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. A representative of Yount, Hyde & Barbour, P.C. is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Independent Auditing Firm Fees

Yount, Hyde & Barbour, P.C. was the Company's principal auditor for fiscal 2007 and 2006. The aggregate fees billed to the Company by Yount, Hyde & Barbour, P.C. and its affiliates for the fiscal years ended March 31, 2007 and 2006 were as follows:

	Year Ended March 31,
	2007	2006
Audit Fees	$51,650	$51,095
Audit Related Fees(1)	1,150	1,238
Tax Fees(2)	5,250	4,140
All Other Fees	---	---
______________________________________
(1)	Audit-related fees consist of consultation concerning financial accounting and reporting standards.
(2)	Tax fees consist of preparation of federal and state income tax returns and consultation regarding tax compliance issues.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Community Financial operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Community Financial's independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with Community Financial's independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Community Financial's internal controls, and the overall quality of Community Financial's financial reporting. The Audit

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Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under the caption "Relationship with Independent Auditors" below.

Community Financial's Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

The Audit Committee has issued the following report with respect to the audited financial statements of Community Financial for the fiscal year ended March 31, 2007.

(i)	The Audit Committee has reviewed and discussed with Community Financial's management Community Financial's audited financial statements for the fiscal year ended March 31, 2007;
(ii)	The Audit Committee has discussed with Yount, Hyde & Barbour, PC, the independent auditors for Community Financial, those matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002;

(iii)	The Audit Committee has received the written disclosures and the letter from Yount, Hyde & Barbour, PC required by Independence Standards Board No. 1 disclosing the matters that, in the auditors' judgment, may reasonably be thought to bear on the auditors' independence from Community Financial, and has discussed with the auditors their independence from Community Financial; and

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2007 audited financial statements be included in Community Financial's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Submitted by the Audit Committee of Community Financial's Board of Directors:

Jane C. Hickok (Chair)	James R. Cooke, Jr.
Charles W. Fairchilds	Dale C. Smith

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

Community Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans that Community Bank makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Community Bank. All loans to directors and executive officers were performing in accordance with their terms at March 31, 2007.

The Audit Committee of the Board of Directors is responsible for the review and approval of all related party transactions for potential conflict of interest situations. A related party transaction is a transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. While there are no written policies or procedures regarding the Audit Committee's review of related party transactions, the committee must review the material facts of any related party transaction and approve the transaction. If advance approval is not practicable, then the committee must ratify the related party transaction at its next scheduled meeting or the transaction must be rescinded. In making its determination to approve or ratify the transaction, the committee will consider such factors as (i) the extent of the related party's interest in the related party transaction; (ii) if applicable, the availability of other sources of comparable products or

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services; (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances; (iv) the benefit to the Company; and (v) the aggregate value of the related party transaction. During fiscal 2007, there were no related party transactions between Community Financial (or its subsidiary) and any of its directors, executive officers and/or their related interests.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Community Financial's directors and executive officers, and persons who own more than 10% of Community Financial's common stock to report their initial ownership of Community Financial's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and Community Financial is required to disclose in this proxy statement any late filings or failures to file.

Community Financial believes, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2007, that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in next year's proxy materials for the annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our main office located at 38 North Central Avenue, Staunton, Virginia 24401, on or before February 25, 2008. To be considered for presentation at next year's annual meeting, although not included in the proxy materials, any stockholder proposal must be received at our main office on or before June 25, 2008; provided, however, that in the event that the date of next year's annual meeting is held before July 5, 2008 or after September 23, 2008, the stockholder proposal must be received on or before the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made.

All stockholder proposals for inclusion in Community Financial's proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal, regardless of whether it is included in our proxy materials, Community Financial's certificate of incorporation and bylaws and Virginia law.

ANNUAL REPORTS

Stockholders of record on May 31, 2007 should have received a copy of our 2007 annual report to stockholders on Form 10-K with this proxy material. If, upon receipt of this proxy material, you have not received the 2007 annual report to stockholders on Form 10-K, please write to the Corporate Secretary at the address below and a copy will be sent to you. The annual report does not constitute a part of the proxy solicitation material and is not incorporated herein by reference.

A copy of Community Financial's Annual Report on Form 10-K for the fiscal year ended March 31, 2007, is available to each record and beneficial owner of Community Financial's common stock without charge upon written request to the Corporate Secretary, Community Financial Corporation, 38 North Central Avenue, Staunton, Virginia 24401.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

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REVOCABLE PROXY	COMMUNITY FINANCIAL CORPORATION July 25, 2007 ANNUAL MEETING OF STOCKHOLDERS

            The undersigned hereby appoints the members of the Board of Directors of Community Financial Corporation, and the survivors of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Community Financial which the undersigned is entitled to vote at the annual meeting of stockholders, to be held on Wednesday, July 25, 2007, at 6:30 p.m., local time, and at any and all adjournments thereof, as follows:

  I.   The election as directors of JANE C. HICKOK and DALE C. SMITH for three-year terms to expire in the year 2010 (except as marked to the contrary). The Board of Directors recommends a vote "FOR" the listed nominees.

        FOR                WITHHELD                 FOR ALL EXCEPT

Instructions: To vote for all nominees mark the box "FOR" with an "X." To withhold your vote for all nominees mark the box "WITHHELD" with an "X." To withhold your vote for an individual nominee mark the box "FOR ALL EXCEPT" with an "X" and strike a line through the nominee's name in the list below for whom you wish your vote withheld.

            Nominees:            JANE C. HICKOK            DALE C. SMITH

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" all of the nominees. If any other business is presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the annual meeting.

Important! Please sign and date this card on the reverse side!

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of Community Financial at or before the annual meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Community Financial at or before the annual meeting; or (iii) attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

            The undersigned acknowledges receipt from Community Financial, prior to the execution of this proxy, of the Notice of the Annual Meeting, a Proxy Statement dated June 25, 2007 and the Annual Report to Stockholders for the fiscal year ended March 31, 2007.

Dated: _________________________, 2007

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.